CONSENT OF SCHWARTZ LEVITSKY FELDMAN LLP



The undersigned, Schwartz Levitsky Feldman llp, hereby consents to the use of our name and Auditor's Report dated March 14, 2000 except for note 23 which is as of March 23, 2000 for the years ended December 31, 1999 and 1998 for Goran Capital Inc. (the Company) as included with the Company's December 31, 2000 annual report on form 10-K.




Toronto, Ontario
April 16, 2001
                                  Chartered Accountants